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                                                                    EXHIBIT 11.1


                       IRIDEX CORPORATION AND SUBSIDIARIES

                       COMPUTATION OF NET INCOME PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                            THREE MONTHS ENDED  SIX MONTHS ENDED
                                                                  JUNE 30,         JUNE 30,
                                                              ---------------   ---------------
                                                               1997     1996    1997     1996
                                                              ------   ------   ------   ------
Weighted average shares outstanding
  Common stock...............................................  6,385    6,336    6,370    4,256
  Conversion of preferred stock..............................     --       --       --    1,419
  Common equivalent shares pursuant to Staff Accounting
    Bulletin No. 83(2).......................................     --       --       --      273
  Conversion of stock options under the treasury stock method    283      422      284      279
                                                              ------   ------   ------   ------
Weighted average common shares and equivalents...............  6,668    6,758    6,654    6,227
                                                              ======   ======   ======   ======
Net income................................................... $  514   $  182   $  699   $  407
                                                              ======   ======   ======   ======
Net income per share......................................... $ 0.08   $ 0.03   $ 0.11   $ 0.07
                                                              ======   ======   ======   ======


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(1)      There is no difference between primary and fully diluted net income per share.

(2) Pursuant to Securities & Exchange Commission's Staff Accounting Bulletin No. 83, all securities issued during the period from January 17, 1995 through the filing date of the initial public offering (January 16,1996), are included in the calculation of Common Stock equivalents as if outstanding for all periods prior to the effective date of the initial public offering (February 15, 1996), even if anti-dilutive. The Common Stock warrants of stock options are computed using the Treasury Stock Method, using the estimated initial public offering price and applicable exercise prices.



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